ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 FUELNATION INC.
                      (formerly, Regenesis Holdings, Inc.)


                 Pursuant to the Florida General Corporation Law

FUELNATION INC. (formerly, Regenesis Holdings, Inc.) hereby files this AMENDMENT TO THE ARTICLES OF INCORPORATION pursuant to Sections 607.0602 and 607.10025 of the Florida Business Corporation Act:

A.           The name of the Corporation is FUELNATION INC. (the "Corporation"),

B. The following Amendment to the Articles of Incorporation was approved by resolution adopted by unanimous consent of all of the Directors of the Corporation effective October 16, 2000 and further approved by the Shareholders of the Corporation by a vote of a majority of the Shareholders entitled to vote in connection thereof effective on or about November 7, 2000, in the manner prescribed by
             Section 607.1003 of the Florida Corporations Act and pursuant to shareholder consent in the manner prescribed by Section 14(a) of the Securities Exchange Act of 1934:

C. The Certificate of Incorporation is hereby amended by striking out the preamble to Article III in its entirety, and substituting in lieu thereof the new preamble to Article III as follows:

                                   ARTICLE III
                                   -----------

             The aggregate number of shares of all classes of stock which the Corporation is authorized to have outstanding at any one time is 370,000,000 shares, of which 20,000,000 shares shall be preferred stock, par value $.01 per share, issuable in one or more classes or series (the "Preferred Stock"), and 350,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"). All or any part of the Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

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             The Board of Directors is authorized to adopt resolutions at any time and from time to time dividing the Preferred Stock into one or more classes or series, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as the Board may specify in such resolutions and as may now or hereafter be permitted by Florida law.

             Except as otherwise required by law each holder of Common Stock shall be entitled to one vote for each share standing in such person"s name on the books of the Corporation. Subject to the rights of any outstanding shares of Preferred Stock having preferential dividend rights, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up the affairs of the Corporation, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation, after the holders of outstanding shares of Preferred Stock having preferential rights to such assets have received in full the distributions to which they are entitled.

             The foregoing Amendments to the Certificate of Incorporation were properly authorized and duly adopted effective this 7th day of November, 2000 pursuant to Sections 607.0602 and 607.10025 of the Florida Business Corporation Act, by the affirmative vote of a majority of the Board of Directors of the Corporation present at a meeting at which a quorum was present, followed by the written consent of holders of a majority of all of the outstanding shares of Common Stock of the Corporation entitled to vote on the said Amendments to the Certificate of Incorporation.


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             IN WITNESS WHEREOF, these ARTICLES OF AMENDMENT TO THE ARTICLES OF
INCORPORATION OF FUELNATION INC. have been executed on this the ____th day of November, 2000.


                                        ___________________________________
                                                 Name: ________________
                                                 Title: _________________